Execution Version
 Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

Twenty Two Capital, LLC,

cbdMD, Inc.,

John J. Wiesehan III,

Vieo Design, LLC,

and

Bradley D. Trawick

Dated July 22, 2021

Exhibits

1.
Exhibit 2.7(a)(i)--Bill of Sale and Assignment of Contract Rights
2.
Exhibit 2.7(a)(ii)--Assignment and Assumption Agreement
3.
Exhibit 2.7(a)(iv)--Assignment of Servicemarks and Trademarks
4.
Exhibit 2.7(a)(vi)--Employment Agreements
5.
Exhibit 2.7(a)(vii)--Escrow Agreement
6.
Exhibit 2.7(a)(viii)—Transition Service Agreement
7.
Exhibit 2.7(a)(ix)--Lock Up Agreement
8.
Exhibit 2.7(a)(x)-- Domain Name Transfer Agreement

Ancillary Documents

1.
Disclosure Letter

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated July 22, 2021, by and among cbdMD, Inc., a North Carolina corporation (“Buyer”); Twenty Two Capital, LLC, a North Carolina limited liability company (“Twenty Two”); Vieo Design, LLC, a Tennessee limited liability company (“Vieo”) (Twenty Two and Vieo, collectively, “Seller”); John J. Wiesehan III, a resident of North Carolina (“JW”); and Bradley D. Trawick, a resident of North Carolina (“BT”) (JW and BT are referred to herein as “Shareholders”).

RECITALS

JW owns One Hundred Sixty One Thousand Five Hundred and Fifty (161,550) shares of the Series A Units of Twenty Two and BT owns One Hundred and Seven Thousand Seven Hundred (107,700) shares of the Series A Units of Twenty Two, which constitute Eighty Nine and Three Quarters percent (89.75%) of the issued and outstanding shares of Series A Units of Twenty Two. Twenty Two owns one hundred percent of the membership interest of Vieo. Seller desires to sell, and Buyer desires to purchase, the Assets of Seller comprising the Business for the consideration and on the terms set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

ARTICLE I

Definitions and Usage

Section 1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable”--(a) all trade accounts receivable, merchant receivables and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller associated with the Business, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes associated with the Business and (c) any claim, remedy or other right related to any of the foregoing.

“Agreed Accounting Principles” means GAAP, subject to the modifications and exceptions set forth on Schedule 1.1.

“Assets”--as defined in Section 2.1.

“Assignment and Assumption Agreement”--as defined in Section 2.7(a)(ii).

“Assumed Liabilities”--as defined in Section 2.4(a).

“Balance Sheet”--as defined in Section 3.4.

“Bill of Sale”--as defined in Section 2.7(a)(i).

“Breach”--any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract.

“Business”--all (a) the operating business associated with Seller’s production, marketing, sale and distribution of CBD and related or associated products (specifically excluding any products containing Delta 8) directly to consumers through the domain name https://www.directcbdonline.com, indirectly through one or more intermediaries or distributors or otherwise, and (b) the operating business associated with Vieo as conducted over the last year.

“Business Day”--any day other than (a) Saturday or Sunday or (b) any other day on which banks in North Carolina are permitted or required to be closed.

“Buyer”--as defined in the first paragraph of this Agreement.

“Buyer Indemnified Persons”--as defined in Section 6.2.

“Closing”--as defined in Section 2.6.

“Closing Date”--the date on which the Closing actually takes place.

“COBRA”--as defined in Section 3.15(c).

“Code”--the Internal Revenue Code of 1986.

“Confidential Information”--as defined in Section 7.1.

“Consent”--any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions”--all of the transactions contemplated by this Agreement.

“Contract”--any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Copyrights”--as defined in Section 3.23(a)(iii).

“Damages”--as defined in Section 6.2.

“Disclosing Party”--as defined in Section 7.1.

“Disclosure Letter”--the disclosure letter delivered by Seller and Shareholders to Buyer concurrently with the execution and delivery of this Agreement.

“Domain Name Transfer Agreement”--as defined in Section 2.7(a)(x).

“Earnout Period”--the period beginning on the Closing Date and ending on the first anniversary hereof.

“Earnout Shares”--as defined in Section 2.3(b).

“Effective Time”--The time at which the Closing is consummated.

“Employee Plans”--as defined in Section 3.15.

“Employment Agreement”--as defined in Section 2.7(a)(vi).

“Encumbrance”--any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA”--the Employee Retirement Income Security Act of 1974.

“Escrow Account” means the account into which the Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in Section 6.6 and in the Escrow Agreement.

“Escrow Agent” – shall mean Nason Yeager Gerson Harris & Fumero, P.A.

“Escrow Agreement”--as defined in Section 2.7(a)(viii).

“Escrow Funds” -- the Escrow Amount and the funds maintained from time to time in the Escrow Account established pursuant to the Escrow Agreement (which funds shall be disbursed and released in accordance with the terms and conditions of the Escrow Agreement).

“Exchange Act”--the Securities Exchange Act of 1934.

“Excluded Assets”--as defined in Section 2.2.

“GAAP”--generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

“Governing Documents”--with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization”--any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement required or used in connection with the Business.

“Governmental Body”--any:

(a)           nation, state, county, city, town, borough, village, district or other jurisdiction;

(b)           federal, state, local, municipal, foreign or other government;

(c)           governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d)           multinational organization or body;

(e)           body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f)           official of any of the foregoing.

“Indemnification Shares”--as defined in Section 2.3(b).

“Indemnified Person”--as defined in Section 6.6.

“Indemnifying Person”--as defined in Section 6.6.

“Intellectual Property Assets”--as defined in Section 3.25(a).

“Interim Balance Sheet”--as defined in Section 3.4.

“Inventories”--all inventories of Seller purchased for or otherwise for use in the Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

“IRS”--the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”— an individual will be deemed to have Knowledge of a particular fact or other matter if:

(a)           that individual is actually aware of that fact or matter; or

(b)           a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonable investigation regarding the accuracy of the representations and warranties made herein by that Person or individual. Notwithstanding the foregoing, with respect to individuals relevant to the determination of Knowledge with respect to Seller shall include the Shareholders.

“Lease”--any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement”--any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability”--with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lock Up Agreement”--as defined in Section 2.7(a)(ix).

“Marks”--as defined in Section 3.23(a)(i).

“Net Revenue Certificate”--as defined in Section 2.8(a).

“Net Revenues”--all the net revenues (as recorded by the Buyer pursuant to the Agreed Accounting Principles) of the Business acquired under this Agreement arising during the Earnout Period from all products sold on the URL www.directcbdonline.com.

“Order”--any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Part”--a part or section of the Disclosure Letter.

“Patents”--as defined in Section 3.23(a)(ii).

“Payables Payment”--as defined in Section 2.3(a).

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable or Taxes being contested in good faith by any appropriate proceeding for which adequate reserves have been established in accordance with the Agreed Accounting Principles, (ii) statutory landlord’s, mechanic’s or other similar Encumbrances arising or incurred in the ordinary course of business and for amounts which are not delinquent and which are set forth on the face of the Balance Sheet, (iii) liens created in connection with capitalized lease obligations, (iv) recorded easements, covenants and other restrictions of record, provided, that no such item described in this clause (iv) impairs the current use, occupancy, value or marketability of title of the property subject thereto, and (v) Encumbrances set forth in Part 1.1 with respect to any indebtedness as of Closing.

“Person”--an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding”--any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price”--as defined in Section 2.3.

“Real Property Lease”--any storage, warehouse, production or office space lease.

“Receiving Party”--as defined in Section 7.1.

“Record”--information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person”--With respect to a particular individual:

(a)           each other member of such individual’s Family;

(b)           any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(c)           any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)           any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)           any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(b)           any Person that holds a Material Interest in such specified Person;

(c)           each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d)           any Person in which such specified Person holds a Material Interest; and

(e)           any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Representative”--with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Residual Cash Payment”--as defined in Section 2.3(a).

“Retained Liabilities”--as defined in Section 2.4(b).

“Securities Act”--as defined in Section 3.3.

“Seller”--as defined in the first paragraph of this Agreement.

“Seller Contract”--any Contract necessary or used in operating or otherwise directly benefiting the Business (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

“Shareholders”--as defined in the first paragraph of this Agreement.

“Software”--all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary”--with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property”--all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller necessary or used in the Business (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax”-- any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and any other tax of any kind whatsoever, and any fee, assessment, levy, tariff, charge or duty in the nature of tax and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return”--any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party”--a Person that is not a party to this Agreement.

“Third-Party Claim”--any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Transition Service Agreement”--as defined in Section 2.7(a)(ix).

Section 1.2   Usage

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with the Agreed Accounting Principles.

ARTICLE II

Sale and Transfer of Assets; Closing

Section 2.1   Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances (other than Permitted Encumbrances), all of Seller’s right, title and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, necessary, associated with or used in the Business, including the following (but excluding the Excluded Assets):

(a) all Tangible Personal Property, including those items described in Part 2.1(a);

(b) all Inventories;

(c) all Accounts Receivable;

(d) all Seller Contracts listed in Part 3.19 (unless specifically listed in Part 2.2(f));

(e) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer and necessary or used in the Business, including those listed in Part 3.16(b);

(f) all data and Records related to the operations of the Business, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(g);

(g) all of the intangible rights and property of Seller necessary or used in the Business, including Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings;

(h) all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, unless extended in accordance with this Agreement;

(i) all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent; and

(j) all rights of Seller necessary or used in the Business relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not listed in Part 2.2(d) and that are not excluded under Section 2.2(h).

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

Section 2.2   Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

(a) all cash, cash equivalents and short-term investments;

(b) all minute books, stock Records and corporate seals;

(c) the shares of capital stock of Seller held in treasury;

(d) those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset listed in Part 2.2(d);

(e) all insurance policies and rights of Seller (except to the extent specified in Section 2.1(i) and (j));

(f) all of the Seller Contracts listed in Part 2.2(f) or not otherwise acquired under Section 2.1(d);

(g) all personnel Records and other Records that Seller is required by law to retain in its possession;

(h) Tax Returns and Tax-related Records of Seller;

(i) all claims for, and rights with respect to, any refunds, credits or similar benefits with respect to Taxes and other governmental charges of whatever nature;

(j) all rights in connection with and assets of the Employee Plans;

(k) all rights of Seller under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the Escrow Agreement; and

(l) the property and assets expressly designated in Part 2.2(k).

Section 2.3   Consideration. The consideration for the Assets (the “Purchase Price”) will be (a) Two Million dollars ($2,000,000) as adjusted herein, (b) Six Hundred Thousand (600,000) shares of Buyer’s Common Stock as adjusted herein, and (c) the assumption of the Assumed Liabilities.

(a) Cash Purchase Price. In accordance with Section 2.7(b), at the Closing, the cash Purchase Price shall be delivered by Buyer to Seller as follows: (i) Two Hundred Thousand dollars ($200,000) (the “Escrow Amount”) paid to the escrow agent pursuant to the Escrow Agreement, (ii) payment directly to the vendors, lenders and others listed in Part 2.3 in the amounts set forth in Part 2.3 (the “Payables Payment”), and (iii) all remaining amounts of the cash purchase price set forth in this Section 2.3 by wire transfer to Twenty Two (“Residual Cash Payment”).

(b) Stock Purchase Price. In accordance with Section 2.7(b), (i) at the Closing, Buyer will issue a stock certificate to Twenty Two for three hundred thousand (300,000) shares of the Buyer’s common stock, par value $.001 per share (the “Common Stock”); (ii) one hundred thousand (100,000) shares of the Buyer’s Common Stock shall be issued to Twenty Two on or before January 31, 2023, less any amounts setoff against such shares for indemnification claims pending against or paid by Buyer as contemplated in Article 6 (“Indemnification Shares”), and (iii) the remaining stock purchase price under this Section 2.3, as adjusted pursuant to Section 2.8, shall be issued to Twenty Two on or before the sixtieth (60th) day following the first year anniversary of the Closing Date (the “Earnout Shares”).

(c) The balance of the Purchase Price shall be paid by the execution and delivery of the Assignment and Assumption Agreement.

Section 2.4   Liabilities.

(a) Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):

(i) any Liability to Seller’s customers incurred by Seller in the ordinary course of business for nondelinquent orders outstanding as of the Effective Time reflected on Seller’s books (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time);

(ii) any Liability to Seller’s customers under written warranty agreements reviewed by Buyer and given by Seller to its customers in the ordinary course of business prior to the Effective Time (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time); and

(iii) any Liability arising after the Effective Time under the Seller Contracts described in Part 3.19 (other than any Liability listed in Part 2.2, any Seller Contract listed in Part 2.2(f) or arising out of or relating to a Breach that occurred prior to the Effective Time).

(b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, including:

(i) any Liability arising out of or relating to products of Seller to the extent manufactured or sold prior to the Effective Time other than to the extent assumed under Section 2.4(a);

(ii) subject to Section 5.2, any Liability of the Seller for Taxes;

(iii) any Liability for Taxes, including (A) any Taxes arising as a result of Seller’s operation of the Business or otherwise or ownership of the Assets prior to the Effective Time, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;

(iv) any Liability under any Contract not assumed by Buyer under Section 2.4(a), including any Liability arising out of or relating to Seller’s indebtedness or any security interest related thereto;

(v) any environmental, health and safety Liabilities arising out of or relating to the operation of Seller’s business or Seller’s leasing, ownership or operation of real property prior to the Effective Time;

(vi) any Liability accruing prior to the Effective Time under the Employee Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, vacation pay, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees or both;

(vii) any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons that accrued prior to the Effective Time or as a result of the Closing;

(viii) any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons arising as a result of any events prior to the Effective Time or as a result of such employee’s termination of employment with Seller (but excluding any portion of such Liability, if any, relating to any period of time following the Effective Time);

(ix) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller unless set forth on Part 2.4(b)(ix);

(x) any Liability arising out of or relating to any employee grievance occurring prior to the Effective Time, whether or not the affected employees are hired by Buyer;

(xi) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller that accrued prior to the Effective Time or as result of the Closing;

(xii) any Liability to distribute to any of Seller’s shareholders or otherwise apply all or any part of the consideration received hereunder that accrued prior to the Effective Time;

(xiii) any Liability arising out of any Proceeding pending as of the Effective Time;

(xiv) any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body prior to the Effective Time;

(xv) any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions; and

(xvi) any Liability of Seller based upon Seller’s acts or omissions occurring after the Effective Time.

Section 2.5   Allocation. The Purchase Price shall be allocated among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and the principles set forth on Part 2.5. After the Closing, the parties shall make consistent use of the allocation determined hereunder for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare, in accordance with this Section 2.5 (including Part 2.5), and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS (such IRS Form 8594 to be adjusted as appropriate to reflect differences between Buyer’s and Seller’s IRS Form 8594 and updated in accordance with this Section 2.5 (including Part 2.5) upon any subsequent adjustment to the Purchase Price). In any Proceeding related to the determination of any Tax, neither Buyer nor Seller or Shareholders shall contend or represent that such allocation is not a correct allocation.

Section 2.6   Closing. The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Buyer, commencing at 10:00 a.m. (local time) on the date hereof.

Section 2.7   Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Seller and Shareholders, as the case may be, shall deliver to Buyer:

(i) a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.7(a)(i) (the “Bill of Sale”) executed by Seller;

(ii) an assignment of all of the Assets that are intangible personal property in the form of Exhibit 2.7(a)(ii), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller;

(iii) for each interest in real property identified on Part 3.7, an Assignment and Assumption of Lease in the form of Exhibit 2.7(a)(iii) or such other appropriate document or instrument of transfer, as the case may require, each in form and substance satisfactory to Buyer and its counsel and executed by Seller;

(iv) assignments of all Intellectual Property Assets and separate assignments of all registered Marks, Patents and Copyrights in the form of Exhibit 2.7(a)(iv) executed by Twenty Two;

(v) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(vi) employment agreements in the form of Exhibit 2.7(a)(vi), executed by JW and BT (collectively, the “Employment Agreement”);

(vii) an escrow agreement in the form of Exhibit 2.7(a)(vii), executed by Seller and each Shareholder and the escrow agent (the “Escrow Agreement”);

(viii) a transition service agreement in the form of Exhibit 2.7(a)(viii), executed by Decoy Holdings, LLC and Seller (the “Transition Service Agreement”);

(ix) a lock up and leak out agreement in the form of Exhibit 2.7(a)(ix), executed by Seller, Shareholder and other shareholders of Seller (the “Lock Up Agreement”); and

(x) a domain name transfer agreement in the form of Exhibit 2.7(a)(x) executed by Seller (the “Domain Name Transfer Agreement”).

(b) Buyer shall deliver to Seller and Shareholders, as the case may be, or on behalf of Seller or Shareholders:

(i) The Residual Cash Payment by wire transfer to an account specified by Seller in a writing delivered to Buyer at least three (3) business days prior to the Closing Date;

(ii) The Payables Payment (directly to the Persons set forth in Part 2.3);

(iii) the Escrow Agreement, executed by Buyer and the Escrow Agent, together with the delivery of the Escrow Amount to the Escrow Agent thereunder;

(iv) a certificate representing Three Hundred Thousand (300,000) shares of the Buyer’s Common Stock;

(v) the Assignment and Assumption Agreement executed by Buyer;

(vi) the Employment Agreement executed by Buyer;

(vii) the Transition Service Agreement executed by Buyer;

(viii) the Lock Up Agreements executed by Buyer; and

(ix) the Domain Name Transfer Agreement executed by Buyer.

Section 2.8   Earnout.

(a) Net Revenue Certificate. Promptly following the end of the Earnout Period, but no later than forty-five (45) days following the end of such Earnout Period, Buyer’s Chief Financial Officer (or other financial officer designated by Buyer) shall deliver to Twenty Two a certificate (a “Net Revenue Certificate”) setting forth the calculation of the Net Revenues for the Business for the Earnout Period. The Buyer shall respond promptly to any questions raised by Twenty Two in relation to the Net Revenue Certificate, and shall give all access reasonably requested by Twenty Two to the books, records and working papers of the Buyer or its affiliates that relate to the calculation of the Net Revenues in order to enable Twenty Two to review and verify the Net Revenue Certificate. Unless within the fifteen (15) day period following Twenty Two’s receipt of the Net Revenue Certificate, Twenty Two delivers a written notice to the Buyer (the “Earnout Challenge Notice”) setting forth in reasonable detail any and all items of disagreement related to the Net Revenue Certificate, the Net Revenue Certificate shall be conclusive and binding upon the Buyer and Twenty Two. Upon the delivery of an Earnout Challenge Notice by Twenty Two regarding the Earnout Statement (and the calculation of Net Revenues contained therein), such parties shall negotiate in good faith to resolve such disagreement and confirm the final calculation of the Net Revenues.

(b) Earnout Share Calculation. Promptly, but no later than fifteen (15) days after the final determination of the Net Revenues for the Earnout Period as set forth in Section 2.8(a), the Buyer shall issue stock certificates for the Earnout Shares to Twenty Two as follows:

(i) The number of Earnout Shares shall equal Two Hundred Thousand (200,000) in the event that the Net Revenues equals or exceeds Four Million Dollars ($4,000,000) during the Earnout Period.

(ii) In the event the Net Revenues during the Earnout Period equals or exceeds Three Million Dollars ($3,000,000) but is less than Four Million Dollars ($4,000,000), the number of Earnout Shares shall equal the number resulting from the following calculation: (y) Two Hundred Thousand (200,000), multiplied by (z) one (1) minus the difference between the actual Net Revenues and Four Million Dollars, divided by 4,000,000. By way of illustration, in the event the Net Revenues during the Earnout Period are (A) $3,250,000, then the number of Earnout Shares shall be 162,500 (200,000 X 1 – (3,250,000-4,000,000)/4,000,000), or (B) $3,750,000, then the number of Earnout shares shall be 187,500 (200,000 X 1 – (3,750,000 – 4,000,000)/4,000,000).

(iii) In the event the Net Revenues during the Earnout Period are less than Three Million Dollars ($3,000,000), the number of Earnout Shares shall be zero.

(c) Marketing and Advertising Commitment. From the Closing and continuing during the Earnout Period, Buyer agrees to spend at least Ninety Thousand Dollars ($90,000) per quarter for marketing, advertising and online traffic related expenses for www.directcbdonline.com.

(d) Operation of the Business. Buyer, the Seller and the Shareholders each acknowledge and agree that there is no assurance that the Seller will become entitled to receive the Earnout Shares, Buyer has not promised nor projected the Earnout Shares and neither Buyer nor any of its affiliates owes any fiduciary or other express or implied duty to the Seller or the Shareholders except as required under applicable law and the Buyer’s organizational documents. During the Earnout Period, Buyer agrees to act in good faith, in accordance with all Legal Requirements and operate the Business in a manner that is not designed or intended to impede or interfere with, and it agrees that it will not take, cause to be taken, or fail to take or cause to be taken, any action that has the purpose or intent of impeding or interfering with the attainment of the Earnout Shares. Further, except with the prior written consent of Twenty Two, from the Closing and continuing during the Earnout Period:

(i) Buyer will cause the books of the Business, taken as a whole, to remain as a separate corporate entity or as a separate division of Buyer;

(ii) Buyer will not wind-up or eliminate the Business and will facilitate the continued operation of the Business platform, including without limitation, www.directcbdonline.com; and

(e) Buyer will, and will cause the Business to, use commercially reasonable efforts to maintain complete and accurate books and records related to the calculation of Net Revenue.

Section 2.9   Consents. If there are any Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Seller Contracts, and following the Closing, the parties shall use commercially reasonable efforts, and cooperate with each other, to obtain the Consent relating to such Seller Contract as quickly as practicable. Pending the obtaining of such Consents, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Seller Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). Once a Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Seller Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Seller Contract to Buyer, and Buyer shall assume the obligations under such Seller Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

ARTICLE III

Representations and Warranties

of Seller and Shareholders

Seller and Shareholder represent and warrant, jointly and severally, to Buyer, as follows:

Section 3.1   Organization and Good Standing.

(a) The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Seller is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b) Complete and accurate copies of the Governing Documents of Seller, as currently in effect, are attached to Part 3.1(b).

(c) Seller has no Subsidiary (other than Vieo) and does not own any shares of capital stock or other securities of any other Person.

Section 3.2   Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Seller and each Shareholder, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Seller and Shareholders of the Escrow Agreement, the Employment Agreement and each other agreement to be executed or delivered by any or all of Seller and Shareholders at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of each of Seller and the Shareholders, enforceable against each of them in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s shareholders and board of directors. Each Shareholder has all necessary legal capacity to enter into this Agreement and the Seller’s Closing Documents to which such Shareholder is a party and to perform his obligations hereunder and thereunder.

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;

(ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or either Shareholder, or any of the Assets, may be subject;

(iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller;

(iv) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;

(v) cause Buyer to become subject to, or to become liable for the payment of, any Tax;

(vi) result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any of the Assets; or

(vii) result in any shareholder of the Seller having the right to exercise dissenters’ appraisal rights.

(c) Except as set forth in Part 3.2(c), neither Seller nor either Shareholder is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 3.3   Capitalization. The authorized equity securities of Twenty Two consist of Three Hundred Thousand (300,000) shares of Series A Units, of which Three Hundred Thousand (300,000) shares are issued and outstanding. Shareholders are the record and beneficial owners and holders of the shares owned by each of them, free and clear of all Encumbrances (other than Permitted Encumbrances). There are no Series B Units of the Seller issued or outstanding. All the issued and outstanding membership interest in Vieo is owned by Twenty Two. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Seller. None of the outstanding equity securities of Seller was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirement.

Section 3.4   Financial Statements. Seller has delivered to Buyer: (a) a balance sheet of Seller as at December 31, 2020 (including the notes thereto, the “Balance Sheet”), and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, (b) balance sheets of Seller as at December 31 in each of the fiscal years 2018 and 2019, and the related statements of income, changes in shareholders’ equity and cash flows for each of the fiscal years then ended, including in each case the notes thereto; and (c) a balance sheet of Seller as at June 30, 2021 (the “Interim Balance Sheet”) and the related statement of income for the six (6) months then ended, including in each case the notes thereto certified by Seller’s chief financial officer. Such financial statements fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with the Agreed Accounting Principles. The financial statements have been from and are in accordance with the accounting Records of Seller and reflect the consistent application of such accounting principles throughout the periods involved. Part 2.3 of the Disclosure Letter sets forth all the current amounts payable by Seller to any vendor, lender or Third Party which is owed by Seller as of the Closing Date.

Section 3.5   Books and Records. The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether the Seller is subject to that Section or not), including the maintenance of an adequate system of internal controls. The minute books of Seller, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Seller, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

Section 3.6   Sufficiency of Assets. The Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Business in the manner presently operated and operated over the course of the last year and (b) include all of the operating assets of the Business.

Section 3.7   Description of Leased Real Property. Part 3.7 contains a correct street address which Seller has a leasehold interest and an accurate description (by location, name of lessor, date of Lease and term expiry date) of all Real Property Leases.

Section 3.8   Title to Assets. Seller owns good and transferable title to all of the Assets free and clear of any Encumbrances (other than Permitted Encumbrances).

Section 3.9   Condition of Assets. Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business and is free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. All Tangible Personal Property used in Seller’s business is in the possession of Seller.

Section 3.10 Accounts Receivable. All Accounts Receivable that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting Records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the ordinary course of business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Part 3.10 contains a complete and accurate list of all Accounts Receivable as of the date of Closing, which list sets forth the aging of each such Account Receivable.

Section 3.11 Inventories. All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet. Seller is not in possession of any inventory not owned by Seller, including goods already sold. All of the Inventories have been valued at the lower of cost or market value on a first in, first out basis. Inventories now on hand that were purchased after the date of the Balance Sheet or the Interim Balance Sheet were purchased in the ordinary course of business of Seller at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller. Work-in-process Inventories are valued in accordance with the Agreed Accounting Principles.

Section 3.12 No Undisclosed Liabilities. Seller has no Liability except for Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the ordinary course of business of Seller since the date of the Interim Balance Sheet.

Section 3.13 Taxes. Seller has filed or caused to be filed on a timely basis all Tax Returns with respect to the Business that are or were required to be filed pursuant to applicable Legal Requirements. All such Tax Returns filed by Seller are true, correct and complete in all material respects. Seller has paid all Taxes with respect to the Business that have become due including pursuant to any Tax assessment received by Seller from a Governmental Body. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return with respect to the Business. No claim has ever been made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns with respect to the Business that it is or may be subject to taxation by that jurisdiction with respect to the Business. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax due and payable (or alleged to be due and payable).

Section 3.14 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change.

Section 3.15 Employee Benefits.

(a) Set forth in Part 3.15 is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or with respect to which Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”). Part 3.15 identifies as such any Employee Plan that is (w) a “Defined Benefit Plan” (as defined in Section 414(l) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan. Also set forth on Part 3.15 is a complete and correct list of all ERISA Affiliates of Seller during the last six (6) years.

(b) Seller has delivered to Buyer true, accurate and complete copies of the following, to the extent applicable to each Employee Plan, (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan; (vii) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan, (viii) with respect to Employee Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years; and (ix) all summary plan descriptions, summaries of material modifications and memoranda, or employee handbooks. Full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived. Seller has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(c) Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and Seller has no Knowledge of any circumstances that will or could result in revocation of any such favorable determination or opinion letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Seller is not aware of any circumstance that will or could result in a revocation of such exemption.

(e) Except as provided on Part 3.15(e), the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Seller. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

(f) Except for the continuation coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are “Employee Welfare Benefit Plans” as defined in Section 3(1) of ERISA.

Section 3.16 Compliance with Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Part 3.16(a):

(i) To the Seller’s and Shareholders’ Knowledge, the Seller is, and at all times since December 31, 2018, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of the Assets;

(ii) To the Seller’s and Shareholders’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) Seller has not received, at any time since December 31, 2018, any written or, to the Knowledge of the Seller, oral notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Part 3.16(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller used in the Business or that otherwise relates to Business or the Assets. Each Governmental Authorization listed or required to be listed in Part 3.16(b) is valid and in full force and effect. Except as set forth in Part 3.16(b):

(i) To the Knowledge of the Seller, Seller is, and at all times since December 31, 2018, has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.16(b);

(ii) no event has occurred or circumstance exists that may (A) constitute or result in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.16(b) or (B) result in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.16(b);

(iii) Seller has not received, at any time since December 31, 2018, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.16(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.16(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Business in the manner in which it currently conducts and operates the Business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

Section 3.17 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.17(a), there is no pending or, to Seller’s and Shareholders’ Knowledge, threatened Proceeding:

(i) by or against Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.17(a). There are no Proceedings listed or required to be listed in Part 3.17(a) that could have a material adverse effect on the business, operations, assets, condition or prospects of Seller or upon the Assets.

(b) Except as set forth in Part 3.17(b):

(i) there is no Order to which Seller, the Business or any of the Assets is subject; and

(ii) to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(c) Except as set forth in Part 3.17(b):

(i) Seller is, and, at all times since December 31, 2018, has been in material compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;

(ii) To the Knowledge of the Seller, no event has occurred or circumstance exists that is reasonably likely to constitute or result in a violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Assets is subject; and

(iii) Seller has not received, at any time since December 31, 2018, any written or, to the Knowledge of the Seller, oral notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Assets is or has been subject.

Section 3.18 Absence of Certain Changes and Events. Except as set forth in Part 3.18, since the date of the Balance Sheet, Seller has conducted the Business only in the ordinary course of business and there has not been any:

(a) change in Seller’s authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of Seller or issuance of any security convertible into such capital stock;

(b) amendment to the Governing Documents of Seller;

(c) payment (except in the ordinary course of business) or increase by Seller of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

(d) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(e) damage to or destruction or loss of any Asset, whether or not covered by insurance;

(f) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least $15,000;

(g) sale (other than sales of Inventories in the ordinary course of business), lease or other disposition of any Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance (other than Permitted Encumbrances) on any Asset;

(h) cancellation or waiver of any claims or rights with a value to Seller in excess of $15,000;

(i) indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller;

(j) material change in the accounting methods used by Seller; or

(k) Contract by Seller to do any of the foregoing.

Section 3.19 Contracts; No Defaults.

(a) Part 3.19(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of:

(i) each Seller Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of $15,000;

(ii) each Seller Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess $15,000;

(iii) each Seller Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of Seller in excess of $15,000;

(iv) each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $15,000 and with a term of less than one year);

(v) each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi) each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

(vii) each Seller Contract containing covenants that in any way purport to restrict Seller’s business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

(viii) each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix) each power of attorney of Seller that is currently effective and outstanding;

(x) each Seller Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

(xi) each Seller Contract for capital expenditures in excess of $15,000;

(xii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the ordinary course of business; and

(xiii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Part 3.19(a) sets forth reasonably complete details concerning such Contracts, including the date, parties to the Contracts, and such Contracts have been made available to Buyer.

(b) Neither Shareholder has or may acquire any rights under, and neither Shareholder has or may become subject to any obligation or liability under, any Contract that relates to the business of Seller or any of the Assets.

(c) Except as set forth in Part 3.19(a):

(i) each Contract identified or required to be identified in Part 3.19(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms;

(ii) each Contract identified or required to be identified in Part 3.19(a) and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person; and

(iii) to the Knowledge of Seller, no Contract identified or required to be identified in Part 3.19(a) and which is to be assigned to or assumed by Buyer under this Agreement will upon completion or performance thereof have a material adverse affect on the business, assets or condition of Seller or the business to be conducted by Buyer with the Assets.

(d) Except as set forth in Part 3.19(a):

(i) Seller is, and at all times since December 31, 2018, has been, in material compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;

(ii) to the Knowledge of the Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer;

(iii) to the Knowledge of the Seller, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance (other than Permitted Encumbrances) affecting any of the Assets; and

(iv) Seller has not given to or received from any other Person, at any time since December 31, 2018, any written or, to the Knowledge of the Seller, oral notice or other communication regarding any actual, alleged, possible or potential violation or beach of, or default under, any Contract which is being assigned to or assumed by Buyer.

(e) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(f) Each Contract relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the ordinary course of business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

Section 3.20 Insurance. Seller has delivered to Buyer an accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller is a party or under which Seller is or has been covered at any time since December 31, 2018, a list of which is included in Part 3.20.

Section 3.21 Employees.

(a) Part 3.21(a) contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Seller, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2020; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

(b) To the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Seller or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. To Seller’s and Shareholders’ Knowledge, no former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the business as heretofore carried on by Seller.

Section 3.22 Labor Disputes; Compliance.

(a) In the past three (3) years, Seller has been in compliance in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b) (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since December 31, 2018, there has not been, there is not presently pending or existing, and to Seller’s and Shareholders’ Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller’s and Shareholders’ Knowledge in the past three (3) years no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s and Shareholders’ Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or the facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of its business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) to Seller’s and Shareholders’ Knowledge in the past three (3) years there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

Section 3.23 Intellectual Property Assets.

(a) The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest which are necessary or used in the Business, including:

(i) Seller’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv) all rights in mask works;

(v) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and

(vi) all rights in internet web sites and internet domain names presently used by Seller (collectively “Net Names”).

(b) Part 3.23(b) contains a complete and accurate list and summary description, including any royalties paid or received by Seller, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $500 under which Seller is the licensee. There are no outstanding and, to Seller’s and Shareholders’ Knowledge, no threatened disputes or disagreements with respect to any such Contract.

(c) (i) The Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Part 3.23(c).

(i) Except as set forth in Part 3.23(c), all former and current employees of Seller have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the business of Seller.

(d) The Seller has no Patents necessary or used with the Business.

(e) (i) Part 3.23(e) contains a complete and accurate list and summary description of all Marks.

(i) All Marks have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii) No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s and Shareholders’ Knowledge, no such action is threatened with respect to any of the Marks.

(iii) To Seller’s and Shareholders’ Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

(iv) No Mark is infringed or, to Seller’s and Shareholders’ Knowledge, has been challenged or threatened in any way. None of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(v) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f) (i) Part 3.23(f) contains a complete and accurate list and summary description of all Copyrights.

(i) All of the registered Copyrights are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

(ii) No Copyright is infringed or, to Seller’s and Shareholders’ Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

(iii) All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g) (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(i) Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller’s standard form, and all current and former employees and contractors of Seller have executed such an agreement).

(ii) Seller has good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to Seller’s and Shareholders’ Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(h) (i) Part 3.23(h) contains a complete and accurate list and summary description of all Net Names.

(i) All Net Names have been registered in the name of Seller and are in compliance with all formal Legal Requirements.

(ii) No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s and Shareholders’ Knowledge, no such action is threatened with respect to any Net Name.

(iii) To Seller’s and Shareholders’ Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

(iv) No Net Name is infringed or, to Seller’s and Shareholders’ Knowledge, has been challenged, interfered with or threatened in any way. No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

Section 3.24 Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws. Seller and its Representatives have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) in the aggregate to any one individual in any year) to: (i) any person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned or nongovernment owned); or (ii) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

Section 3.25 Relationships with Related Persons. Except as disclosed in Part 3.25, neither Seller nor either Shareholder nor any Related Person of any of them has, or since January 1, 2020, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller’s business. Neither Seller nor either Shareholder nor any Related Person of any of them owns, or since January 1, 2020, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Part 3.25, each of which has been conducted in the ordinary course of business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in a Competing Business in any market presently served by Seller, except for ownership of less than five percent (5%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.25, neither Seller nor either Shareholder nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, Seller.

Section 3.26 Brokers or Finders. Except as provided on Part 3.26, neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s business or the Assets or the Contemplated Transactions which will not be paid and such engagement terminated at the Closing.

ARTICLE IV

Representations and Warranties of Buyer

Buyer represents and warrants to Seller and Shareholders as follows:

Section 4.1   Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to conduct its business as it is now conducted.

Section 4.2   Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Escrow Agreement, the Employment Agreements, and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of Buyer’s Governing Documents;

(ii) any resolution adopted by the board of directors or the shareholders of Buyer;

(iii) any Legal Requirement or Order to which Buyer may be subject; or

(iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.3   Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

Section 4.4   Brokers or Finders. Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

Section 4.5   No Additional Representations. Buyer hereby acknowledges and agrees that, except as set forth in ARTICLE III hereof, neither the Seller nor any Shareholder is making any representation or warranty, express or implied, of any nature whatsoever.

ARTICLE V

Additional Covenants
Section 5.1   Employees and Employee Benefits.

(a) Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees listed in Part 5.1(a).

(b) Employment of Active Employees by Buyer.

(i) Buyer is not obligated to hire any Active Employee but must make a bona fide offer of conditional employment to all Active Employees.

(ii) Neither Seller nor either Shareholder nor their Related Persons shall solicit the continued employment of any Active Employee agreed to be hired by Buyer (unless and until Buyer has informed Seller in writing that the particular Active Employee will not be hired by Buyer).

(iii) Each Active Employee who is hired by Buyer (each, a “Hired Active Employee”) shall become an employee of Buyer effective as of the Closing. The employment of each Hired Active Employee shall be deemed terminated with Seller immediately prior to the Effective Time. Buyer shall pay, perform or otherwise satisfy all Liabilities in full related to Buyer’s offers of employment when such Hired Active Employee accepts such offer.

(iv) It is understood and agreed that (A) Buyer’s offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(c) Salaries and Benefits.

(i) Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller payable through the close of business on the Closing Date and with respect to such Active Employees which Buyer does not hire, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required under the WARN Act.

(ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date and with respect to such Active Employees which Buyer does not hire under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(d) Seller’s Retirement and Savings Plans. All Hired Active Employees who are participants in Seller’s retirement plans shall retain their accrued benefits under Seller’s retirement plans as of the Buyer’s hiring date, and Seller (or Seller’s retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans. All Hired Active Employees shall become fully vested in their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller will so amend such plans if necessary to achieve this result. Seller shall cause the assets of each Employee Plan to equal or exceed the benefit liabilities of such Employee Plan on a plan-termination basis as of the Effective Time.

(e) No Transfer of Assets. Neither Seller nor Shareholders nor their respective Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

(f) Collective Bargaining Matters. Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law. Buyer is not obligated to assume any collective bargaining agreements under this Agreement. Seller shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions. Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Buyer.

(g) General Employee Provisions.

(i) Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 5.1 as may be necessary to carry out the arrangements described in this Section 5.1.

(ii) Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 5.1.

(iii) If any of the arrangements described in this Section 5.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv) Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement or unless Buyer is treating the Hired Active Employees as new hires.

(v) Except as required by applicable Legal Requirements, Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

Section 5.2   Tax Covenants. All real property taxes, personal property taxes and other ad valorem taxes levied with respect to the Assets (other than Transfer Taxes) for a Straddle Period shall be apportioned based on the number of days of the Straddle Period ending on and including the Closing Date and the number of days of the Straddle Period after the Closing Date. Seller shall be liable for the amount of such taxes that is attributable to the portion of the Straddle Period ending on and including the Closing Date, and Buyer shall be liable for the amount of such taxes that is attributable to the remaining portion of the Straddle Period. Seller and Buyer shall cooperate to promptly pay or reimburse the other for any such taxes based on their respective liability for such taxes as determined pursuant to this Section 5.2(b). Any refunds of such taxes with respect to a Straddle Period shall be apportioned between the Seller and Buyer in a similar manner.

Section 5.3   Seller’s Charlotte Lease. The Buyer agrees to pay six (6) months of rent (on a monthly basis when due) to Seller or directly to the landlord in an amount equal to Seller’s contractual monthly rent payment pursuant to Seller’s charlotte real property lease (Suite K only).

Section 5.4   Payment of All Retained Liabilities Resulting from Sale of Assets by Seller. In addition to payment of Taxes pursuant to Section 5.2, Seller shall pay, or make adequate provision for the payment, in full all the Retained Liabilities and other Liabilities of Seller under this Agreement when due. If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets or conduct of the business previously conducted by Seller with the Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from the Escrow Agreement.

Section 5.5   Removing Excluded Assets. On or before the Closing Date, Seller shall remove all Excluded Assets from all facilities and other real property to be occupied by Buyer. Such removal shall be done in such manner as to avoid any damage to the facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Assets or to the facilities resulting from such removal shall be paid by Seller at the Closing.

Section 5.6   Reports and Returns. Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Assets, to and including the Effective Time.

Section 5.7   Assistance in Proceedings. Seller will, upon reasonable request by the Buyer, cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide reasonable access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its business or either Shareholder.

Section 5.8   Noncompetition, Nonsolicitation and Nondisparagement.

(a) Noncompetition. For a period of five (5) years after the Closing Date, Seller and Shareholders shall not, anywhere in the United States, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in the Business (“Competing Business”), provided, however, that the Seller and each Shareholder may, individually or collectively, (i) purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) or (ii) render services to a Person engaged in or planning to become engaged in the Business, so long as the Seller or applicable Shareholder does not render services to the applicable division, group, department or subdivision of such Person engaged in the Business. For the avoidance of doubt, the term “Competing Business” shall not include any Person engaged in or planning to become engaged in the sale of Delta 8 products.

(b) Nonsolicitation. For a period of five (5) years after the Closing Date, Seller shall not, directly or indirectly (and in each case for purposes of providing, or directing to a Person who provides, products or services that are competitive with those provided by Buyer or the Business):

(i) solicit the business of any Person who is a customer of Buyer;

(ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

(iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

(iv) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

(c) Nondisparagement. After the Closing Date, Seller will not disparage Buyer or any of Buyer’s shareholders, directors, officers, or employees; provided, that nothing herein shall prevent the provision of truthful information made in the course of sworn testimony or in any administrative, judicial or arbitral proceedings or investigations.

(d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.8(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 5.8 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 5.8 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

Section 5.9   Customer and Other Business Relationships. For the period of twelve (12) months following Closing, Seller will, upon reasonable request by Buyer, cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others. Seller will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers, employees, agents or shareholders shall take any action that would actually diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

Section 5.10   Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Seller and Shareholders and their Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or Tax Returns or deal with Tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

Section 5.11 Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

ARTICLE VI

Indemnification; Remedies

Section 6.1   Survival. All representations, warranties, covenants and obligations in this Agreement and the Disclosure Letter and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 6.7.

Section 6.2   Indemnification and Reimbursement by Seller and Shareholders. Seller and each Shareholder, jointly and severally, will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, or expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a) any Breach of any representation or warranty made by Seller or either Shareholder in (i) this Agreement (without giving effect to any supplement to the Disclosure Letter), (ii) any transfer instrument or (iii) any other certificate, document, writing or instrument delivered by Seller or either Shareholder pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Seller or either Shareholder in this Agreement or in any other certificate, document, writing or instrument delivered by Seller or either Shareholder pursuant to this Agreement;

(c) any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities;

(d) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or either Shareholder (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(e) any noncompliance with any bulk sales Legal Requirements or fraudulent transfer law in respect of the Contemplated Transactions; or

(f) any Retained Liabilities.

Section 6.3   Indemnification and Reimbursement by Buyer. Buyer will indemnify and hold harmless Seller, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Seller Indemnified Persons”) and will reimburse the Seller Indemnified Persons, for any Damages arising from or in connection with:

(a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

(d) any obligations of Buyer with respect to bargaining with the collective bargaining representatives of Hired Active Employees subsequent to the Closing; or

(e) any Assumed Liabilities.

Section 6.4   Time Limitations.

(a) Seller and Shareholders will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation or (ii) a representation or warranty as to which a claim may be made at any time, only if on or before December 31, 2022, if Buyer notifies Seller or Shareholders of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

(b) Buyer will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation or (ii) a representation or warranty, only if on or before December 31, 2022, Seller or Shareholders notify Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller or Shareholders.

Section 6.5   Dollar Limitations on Indemnification.

(a) No indemnification payments shall be payable pursuant to the indemnification obligations of Seller or Shareholders pursuant to Section 6.2 or the indemnification obligations of Buyer pursuant to Section 6.3, respectively, unless the total aggregate indemnification obligations under either such Section, as applicable to the Indemnified Person, exceeds $25,000 (the "Threshold"). Once the Threshold is satisfied against an Indemnifying Person, the Indemnifying Person shall pay to the Indemnified Person the Threshold plus the amount of all indemnification obligations in excess of the Threshold, subject to the provisions of this Article 6.

(b) No Indemnified Persons shall be entitled to recover indemnifiable Damages from the other party under Section 6.2 or Section 6.3 for more than an amount equal to the aggregate of the Escrow Amount and the valuation of the Indemnification Shares, with each Indemnification Share having the value equal to the NYSE listed closing stock price of YCBD at the close of trading on the day immediately preceding the Closing Date (the “Cap”); provided, that the Cap shall not apply with respect to any Damages resulting from or relating to any claim for fraud or intentional misrepresentation. For the avoidance of doubt, the Escrow Amount and the Indemnification Shares shall be the Buyer Indemnified Persons’ sole recourse against the Seller and the Shareholders for recovering indemnifiable Damages under Section 6.2 other than with respect to any claim for fraud or intentional misrepresentation.

Section 6.6   Right of Setoff; Escrow; Satisfaction of Claims.

(a) Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer may setoff (or withhold until final resolution) the Indemnification Shares or any other amount to which it may be entitled under this Article VI against amounts otherwise payable or issuable to Seller or Shareholders, including the amounts set forth in the Escrow Agreement. For purposes of this Section 6, the basis for determining the number of Indemnification Shares which shall be used to setoff such amounts owed by Seller or Shareholders hereunder shall be the NYSE listed closing stock price of YCBD at the close of trading on the day immediately preceding the Closing Date. Neither the exercise of nor the failure to exercise such right of setoff or to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

(b) On or before the fifth (5th) Business Day following December 31, 2022 (the “Release Date”), Buyer and the Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release any the Escrow Funds less the aggregate amount of Damages specified in notice of any Third-Party Claim or Direct Claim to the Seller. To the extent that any amount has been reserved and withheld from distribution from the Escrow Account on the Release Date on account of an unresolved claim for indemnification and, subsequent to the Release Date, such claim is resolved, the Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (x) release to Buyer an amount from the Escrow Funds (not to exceed any amounts then in the Escrow Account) equal to amount of Damages, if any, due in respect of such claim as finally resolved and (y) release to the Seller any remaining Escrow Funds not reserved and withheld from distribution in accordance with this Section 6.6(b).

Section 6.7   Third-Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under Section 6.2, 6.3 (to the extent provided in the last sentence of Section 6.3) or 6.4 (an “Indemnified Person”) of notice (a “Claim Notice”) of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person delivers a Claim Notice to the Indemnifying Person pursuant to Section 6.6(a), the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (i) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (iii) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If a Claim Notice is given to an Indemnifying Person and the Indemnifying Person does not, within thirty (30) days after the delivery of such Claim Notice, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d) Notwithstanding the provisions of Section 8.4, Seller and each Shareholder hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller and Shareholders with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this Article VI: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this Article VI, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its commercially reasonable, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

Section 6.8   Indemnification Procedure for Direct Claims. Any Indemnified Person asserting a claim on account of Damages that do not arise from a Third-Party Claim (a “Direct Claim”) shall deliver a Claim Notice to the Indemnifying Person prior to the expiration of the applicable time limitation set forth in Section 6.4. The Claim Notice shall describe such claim and the nature and amount, or anticipated amount, of the Damages, to the extent that the nature and amount thereof are determinable at such time. If the Indemnifying Person in good faith objects to any claim made in such Claim Notice, then the Indemnifying Person shall deliver a written notice (a “Claim Dispute Notice”) to the Indemnified Person during the thirty (30) day period commencing following delivery by the Indemnified Person of the Claim Notice. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made in the Claim Notice. Each claim for indemnification set forth in such Claim Notice shall be deemed to have been conclusively determined in the Indemnified Person’s favor for purposes of this ARTICLE VI on the terms set forth in the Claim Notice upon the earlier of (i) notice that the Indemnifying Person agrees with the Direct Claims asserted in the Claim Notice or (ii) expiration of such thirty (30) day period if the Indemnifying Person does not deliver a Claim Dispute Notice to the Indemnified Person prior to the expiration of such thirty (30) day period. In such event, the Indemnified Person will be free to pursue such remedies as may be available to the Indemnified Person at the Indemnifying Person’s expense pursuant to the terms and subject to the provisions of this Agreement.

Section 6.9   Other Limitations on Indemnification.

(a) Payments by an Indemnifying Person pursuant to Article VI in respect of any Damage shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Person in respect of any such claim. The Indemnified Person shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Damages prior to seeking indemnification under this Agreement.

(a) Each Indemnified Person, as applicable, shall take, and cause its affiliates to take, all reasonable steps required by applicable law to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

ARTICLE VII

Confidentiality

Section 7.1   Definition of Confidential Information.

(a) As used in this Article I, the term “Confidential Information” includes any and all of the following information of Seller, Buyer or Shareholders that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller and Shareholders, collectively, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i) all information that is a trade secret under applicable trade secret or other law;

(ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

(iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article I, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article I to the extent included within the definition. In the case of trade secrets, each of Buyer, Seller and Shareholders hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

Section 7.2   Restricted Use of Confidential Information.

(a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller or Shareholders (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Seller and Shareholders shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer, Seller or Shareholders, as the case may be, of the obligations of this Article I with respect to such information. Each of Buyer, Seller and Shareholders shall (iv) enforce the terms of this Article I as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article I; and (vi) be responsible and liable for any breach of the provisions of this Article I by it or its Representatives.

(b) Unless and until this Agreement is terminated, Seller and each Shareholder shall maintain as confidential any Confidential Information (including for this purpose any information of Seller or Shareholders of the type referred to in Sections 7.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of the Seller or Shareholders relating to any of the Assets or the Assumed Liabilities.

(c) From and after the Closing, the provisions of Section 7.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of the Seller or Shareholders relating to any of the Assets or the Assumed Liabilities.

Section 7.3   Exceptions. Sections 7.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article I or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Neither Seller nor either Shareholder shall disclose any Confidential Information of Seller or Shareholders relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

Section 7.4   Legal Proceedings. If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article I, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article I. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 7.4 do not apply to any Proceedings between the parties to this Agreement.

Section 7.5   Return or Destruction of Confidential Information. If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

Section 7.6   Attorney-Client Privilege. The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

ARTICLE VIII

General Provisions

Section 8.1   Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. Buyer will pay one-half and Seller will pay one-half of the fees and expenses of the escrow agent under the Escrow Agreement. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

Section 8.2   Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as mutually determined by the parties.

Section 8.3   Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller (before the Closing):
Twenty Two Capital LLC
1303 Lost Oak Rd, Charlotte, NC 28270
Attention: John Wiesehan III
E-mail address: john@blueprintstrat.com

with a mandatory copy to:

Morris, Manning and Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, GA 30326
Attention: Nick Foreste
E-mail address: nforeste@mmmlaw.com

Seller (after the Closing):
Twenty Two Capital LLC
1303 Lost Oak Rd, Charlotte, NC 28270
Attention: John Joseph Wiesehan III
E-mail address: john@blueprintstrat.com

with a mandatory copy to:
Morris, Manning and Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, GA 30326
Attention: Nick Foreste
E-mail address: nforeste@mmmlaw.com

Shareholder: John Wiesehan III
Address: 1303 Lost Oak Rd., Charlotte, NC 28270
E-mail address: john@blueprintstrat.com

Shareholder: Bradley Trawick
Address: 3502 Fawn Hill Rd. Matthews, NC 28105
E-mail address: Btrawick02@gmail.com

Buyer: cbdMD, Inc.
Address: 8845 Red Oak Blvd., Charlotte, NC 28217
Attention: Martin A. Sumichrast
E-mail address: Marty@cbdmd.com

with a mandatory copy to: Brian Pearlman
Nason, Yeager, Gerson, Harris & Fumero, P.A.
Seacoast National Centre
3001 PGA Boulevard, Suite 305
Palm Beach Gardens, FL 33410
E-mail address: bpearlman@nasonyeager.com

Section 8.4   Jurisdiction; Service of Process. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of North Carolina, County of Mecklenburg, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of North Carolina, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

Section 8.5   Enforcement of Agreement. Seller and Shareholders acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller or Shareholders could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 8.6   Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 8.7   Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

Section 8.8   Disclosure Letter.

(a) The information in the Disclosure Letter constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller and Shareholders as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b) The statements in the Disclosure Letter, and those in any supplement thereto, shall be deemed to modify the representations and warranties in ARTICLE III only to the extent that it is reasonably apparent on the face of the disclosure that the disclosure in one section is applicable to other sections. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Letter is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not required to be disclosed or are within or outside of the ordinary course of business, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Letter in any dispute or controversy with any party as to whether any obligation, item or matter not described herein or included in a Disclosure Letter is or is not required to be disclosed (including whether such amounts are required to be disclosed as material) or in the ordinary course of business for the purposes of this Agreement. The information contained in the Disclosure Letter is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of any Legal Requirement or Breach of any agreement. The information contained in the Disclosure Letter is intended to qualify the representations and warranties in ARTICLE III but is not intended to constitute a representation or warranty itself for purposes of this Agreement.

Section 8.9   Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 8.9.

Section 8.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 8.11 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

Section 8.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 8.13 Governing Law. This Agreement will be governed by and construed under the laws of the State of North Carolina without regard to conflicts-of-laws principles that would require the application of any other law.

Section 8.14 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 8.15 Shareholder Obligations. The liability of each Shareholder hereunder shall be joint and several with Seller and with the other Shareholder. Where in this Agreement provision is made for any action to be taken or not taken by Seller, Shareholders jointly and severally undertake to cause Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, Shareholders shall be jointly and severally liable with Seller for the indemnities set forth in Article 6.

(signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDERS:

/s/ John J. Wiesehan
John J. Wiesehan III

/s/ Bradley D. Trawick
Bradley D. Trawick

SELLER:

Twenty Two Capital, LLC

By: /s/ John J. Wiesehan
Name:                      John J. Wiesehan
Title: CEO

Vieo Design, LLC

By: /s/ John J. Wiesehan
Name:                      John J. Wiesehan
Title: CEO

BUYER:

cbdMD, Inc.

By:/s/ Martin S. Sumichrast
Name: Martin A. Sumichrast
Title: Co-CEO